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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AmNet Mortgage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMNET MORTGAGE, INC.

10421 Wateridge Circle, Suite 250
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 10, 2005

Dear Stockholder:

        You are invited to attend the Annual Meeting of the Stockholders of AmNet Mortgage, Inc., a Maryland corporation (the "Company"), which will be held on August 10, 2005, at 8:00 a.m. local time at the Company's executive offices for the following purposes:

  1.
  To elect three Class II directors, each to hold office for a three-year term and until their respective successors are elected and qualified. The Board has nominated the following persons for election at the meeting: Robert A. Gunst, Keith A. Johnson and Richard T. Pratt.

  2.
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on June 24, 2005 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

By order of the Board of Directors,
JOHN M. ROBBINS Chief Executive Officer Chairman of the Board
San Diego, California July 5, 2005

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors (the "Board") of AmNet Mortgage, Inc., a Maryland corporation (the "Company"), for use at its annual meeting of stockholders to be held on August 10, 2005, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is July 5, 2005, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING

        Voting Securities.    Only stockholders of record as of the close of business on June 24, 2005 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, there were 7,322,323 shares of common stock, $0.01 par value, of the Company issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. The Company's bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and "broker non-votes" will each be counted as present for purposes of determining a quorum.

        Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans where the aggregate share reserve increase exceeds five percent of the issuer's outstanding stock.

        Solicitation of Proxies.    The Company will pay all of the expenses incurred in connection with soliciting proxies. It will solicit stockholders by mail through its regular employees, and will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold stock of the Company and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

        Voting of Proxies.    All valid proxies received prior to the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director and the proposals contained in this Proxy Statement. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is exercised by delivery to the Secretary of the Company of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        We have a classified Board currently consisting of three Class I directors (H. James Brown, David Nierenberg and Herbert Tasker), three Class II directors (Robert A. Gunst, Keith A. Johnson and Richard T. Pratt) and three Class III directors (John M. Robbins, Robert T. Barnum and Mark J. Riedy), who will serve until the Annual Meetings of Stockholders to be held in 2007, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. Information regarding each director is set forth below.

        The terms of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class II directors at the meeting. The Board's nominees for election by the stockholders to fill these three positions are the current Class II directors, Robert A. Gunst, Keith A. Johnson and Richard T. Pratt. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2008, and until their successors are duly elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as the Company may designate.

Vote Required and Board of Directors Recommendation

        If a quorum is present and voting, the three nominees for Class II director receiving the highest number of votes will be elected. Abstentions and "broker non-votes" will have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE NOMINEES NAMED ABOVE.

        The following table sets forth certain information, as of July 5, 2005, with respect to age and background of the Company's directors, including the Class II nominees to be elected at this meeting.

Name	Position With AmNet Mortgage	Age	Director Since
Class II directors nominated for election at the 2005 Annual Meeting of Stockholders:
Robert A. Gunst	Director	57	2004
Keith A. Johnson	Director	63	2001
Richard T. Pratt	Director	68	1997
Class III directors whose terms expire at the 2006 Annual Meeting of Stockholders:
John M. Robbins	Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Director	58	1997
Robert T. Barnum	Director	59	2004
Mark J. Riedy	Director	62	1997
Class I directors whose terms expire at the 2007 Annual Meeting of Stockholders:
H. James Brown	Director	64	1997
David Nierenberg	Director	52	2004
Herbert Tasker	Director	68	2004

        Keith A. Johnson is Vice Chairman of Fieldstone Communities, Inc., a home building company, and has held that position since April, 1999. He co-founded the Fieldstone Group of Companies in 1981 and served as Chief Executive Officer of Fieldstone Communities, Inc. from November 1993 through December 2000. Mr. Johnson currently serves as a director of Fieldstone Communities, Inc., and Hardage Suite Hotels, LLC. Mr. Johnson serves as a trustee of the University of San Diego and The Nature Conservancy of California. He also serves on advisory boards to the University of San Diego and San Diego State University, and several charitable organizations. Mr. Johnson is President of the Johnson Family Foundation, Vice Chairman of the Fieldstone Foundation and a trustee of the Homebuilding Industry Foundation. In March 2005, the Board of Directors appointed Mr. Johnson as Lead Director.

        Richard T. Pratt, DBA currently serves as Chairman of Richard T. Pratt Associates, a position he has held since 1992, at which he performs consulting activities. Dr. Pratt also held the position of Professor of Finance at the David Eccles School of Business at the University of Utah from 1966 to 1998 and retains the position of Professor Emeritus. From 1983 to 1991, Dr. Pratt served as Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. From 1991 to 1994, Dr. Pratt served as Managing Director of the Financial Institutions Group of Merrill Lynch. Dr. Pratt was Chairman of the Federal Home Loan Mortgage Corporation from 1981 to 1983, and served as Chairman of the Federal Savings and Loan Insurance Corporation from 1981 to 1983. Dr. Pratt also serves as a director of Celtic Bank in Salt Lake City and Accredited Home Lenders Holding Co. (LEND; Nasdaq).

        Robert A. Gunst is currently a private investor and Chairman of the Board of Directors of Natus Medical, Inc. (BABY; Nasdaq). He has previously served as President and Chief Executive Officer of The Good Guys, Inc., one of the largest specialty retailers of higher-end entertainment electronics in the nation, from 1990 to 1999. Mr. Gunst has held other executive positions with Shaklee Corporation, two subsidiaries of PepsiCo Inc., Victoria Station Incorporated and The First National Bank of Chicago. Mr. Gunst has also served on the Board of Directors of Garden Fresh Restaurant Corp., The Good Guys, Inc., Tradius Corporation, Supreme Corq, Inc., and Shaklee Corporation. He is also a member of the Dean's Advisory Council for the Graduate School of Management at the University of California, Davis. Mr. Gunst holds a Master's Degree in Business Administration from the University of Chicago's Graduate School of Business and a Bachelor of Arts Degree in Economics from Dartmouth College.

        John M. Robbins, CMB has served as Chairman of the Board of Directors, Chief Executive Officer and Director of the Company since its formation in February 1997. In 2002, Mr. Robbins began serving as President and Chief Operating Officer. Mr. Robbins was Chief Executive Officer of American Residential Mortgage Corporation from the time he co-founded it in 1983 until its sale to Chase Bank in 1994. He also served as Executive Vice President of Imperial Savings Association from 1983 to 1987. Mr. Robbins has worked in the mortgage banking industry since 1972 and has earned the Master Certified Mortgage Banker designation. Mr. Robbins has served two terms on the Board of Governors and the Executive Committee of the Mortgage Bankers Association of America and was appointed to its first Board of Directors and is a current Board member. He is serving his second term on FNMA's National Advisory Board. Mr. Robbins is currently a director of Phoenix Footware Group (PXG; American Stock Exchange) and is a trustee and Treasurer of the University of San Diego. Mr. Robbins was elected in October 2004 to the position of Vice Chairman of the MBA Board of Directors.

        Mark J. Riedy, Ph.D. currently is the Executive Director of the Burnham-Moores Center for Real Estate and is the Ernest W. Hahn Professor of Real Estate Finance at the University of San Diego. In such capacity, he teaches courses in real estate finance and manages the programs and resources of the Burnham-Moores Center. Prior to his employment at the University, which began in 1993, Dr. Riedy served as President and Chief Executive Officer of the National Council of Community Bankers in Washington, D.C. from 1988 to 1992. From 1987 to 1988, Dr. Riedy served as President and Chief

Operating Officer of the J. E. Robert Companies. Dr. Riedy was President, Chief Operating Officer and Director of the Federal National Mortgage Association from 1985 to 1986. Dr. Riedy currently serves as a director of Pan Pacific Retail Properties, Inc. (PNP; New York Stock Exchange), Neighborhood Bancorp, and Bio-Med Realty Trust (BMR; New York Stock Exchange).

        Robert T. Barnum Is a private investor and advisor to several private equity funds. Previously he was the Chief Financial Officer and then the President and Chief Operating Officer of American Savings Bank, a $20 billion California thrift owned by the Robert M. Bass group, from 1989 until the company's sale in 1999. He has held other executive positions with First Nationwide Bank, The Krupp Group, and FNMA. Currently, Mr. Barnum is a member of the Board of Directors of Westcorp (WES; New York Stock Exchange), a financial services holding company, and Ameriquest Mortgage Company and is Chairman of the Board of Korea First Bank. Mr. Barnum has Master's Degree in Finance from Indiana University and a Bachelor of Arts Degree in Mathematics from the University of Illinois.

        H. James Brown, Ph.D. served as the President and Chief Executive Officer of the Lincoln Institute of Land Policy, an educational institution formed to study and teach land policy, including land economics and land taxation, from 1996 to 2005. Prior to 1996, Dr. Brown was a professor at the Kennedy School of Government at Harvard University from 1970 to 1996. During his tenure at Harvard University, Dr. Brown served as a director of the Joint Center Housing Studies, Chairman of the City and Regional Planning Program and as Director of the State, Local and Intergovernmental Center at Harvard University and MIT/Harvard University Joint Center for Urban Studies. In addition, Dr. Brown has served as a Managing Partner of Strategic Property Investments, Inc., a company specializing in real estate asset management from 1988 to 1991. Dr. Brown also serves as a director of Building Materials Holding Company (BMHC; Nasdaq), a distributor and retailer of building materials.

        Herbert B. Tasker is Senior Advisor to AIG United Guaranty Mortgage Insurance, a position he has held since July 2004. Mr. Tasker was formerly the Vice Chairman of AIG Centre Capital, a mortgage conduit, from 1999 to 2004. From 1995 to 1999, he was Executive Vice President at Irwin Mortgage. He is the former President of the National Mortgage Bankers Association of America, as well as a former President of California Mortgage Bankers Association and President of Southern California Mortgage Bankers. He was Chairman of the Board and Chief Executive Officer for Mason McDuffie from 1982 to 1984 and for All Pacific Mortgage from 1989 to 1994. Mr. Tasker currently serves on the board of First American Corporation (FAF; NYSE). He is a member of the Board of Trustees of the University of San Diego, and is on the advisory board of First American Guaranty Company. Until recently, he also served on the advisory board of PMI Mortgage Insurance Company. Mr. Tasker is a Certified Mortgage Banker ("CMB"), the highest professional designation in mortgage banking. He is also a registered California Real Estate Broker.

        David Nierenberg is the founding general partner of The D3 Family Funds which is composed of five partnerships which invest in undervalued micro-cap companies. Mr. Nierenberg is a graduate of Yale College and a graduate of the Yale Law School. After law school, he was a partner at Bain & Company from 1978 to 1985. After Bain & Company, he has been a professional investor for 20 years, the first 10 as a venture capitalist principally with Trinity Ventures, and the last ten with D3 Family Funds. Since becoming a venture capitalist in 1985 he has been a corporate director of numerous public and private companies in a wide variety of industries and circumstances. Mr. Nierenberg is also a director of Mexican Restaurants, Inc. (CASA; Nasdaq).

        There are no family relationships between any director, executive officer, or person nominated to become a director.

        Information regarding our executive officers is contained in Part I, Item 1 of our Annual Report on Form 10-K filed with the SEC March 30, 2005, under the heading "Executive Officers of the Company."

        The Board has determined that, with the exception of Mr. Robbins, each of the members of the Board is an independent director as defined by the National Association of Dealers, Inc. ("NASD") Rules.

Board Meetings and Committees

        The Board held nine meetings during the fiscal year ended December 31, 2004. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each director serving on the Board in fiscal year 2004 attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which he served during that period except for Herbert B. Tasker. There are no family relationships between any director, executive officer, or person nominated to become a director.

        Audit Committee.    The Audit Committee's functions include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any audit and non-audit services to be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The members of the Audit Committee are Mr. Barnum, Dr. Pratt and Dr. Riedy. All of the members of the Audit Committee are "independent" as defined by NASD rules. The Board has determined that Mr. Barnum is an "audit committee financial expert" as defined by the Securities and Exchange Commission (the "SEC"). During fiscal year 2004, the Audit Committee held nine meetings. For additional information concerning the Audit Committee, see "Report of The Audit Committee."

        Compensation Committee.    The Compensation Committee's function is to review and determine salary and bonus levels and approve stock option grants for our Chief Executive Officer and our executive officers. The members of the Compensation Committee are Mr. Gunst, Mr. Johnson and Mr. Tasker. During fiscal year 2004, the Compensation Committee held seven meetings. All of the members of the Compensation Committee are "independent" as defined by NASD rules. For additional information concerning the Compensation Committee, see "Report of The Compensation Committee of The Board of Directors on Executive Compensation."

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee (the "Governance Committee") functions include recommending corporate governance principles, codes of conduct and applicable compliance mechanisms, considering committee member qualifications, appointment and removal, providing oversight in the evaluation of the performance of the Board and each committee, recommending to the Board director compensation, developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, and recommending to the Board director nominees for each election of directors. The members of the Governance Committee are Mr. Brown, Mr. Johnson and Mr. Nierenberg. All of the members of the Governance Committee are "independent" as defined by NASD rules. During fiscal year 2004, the Governance Committee held six meetings.

Director Nominations

        The Governance Committee evaluates and recommends to the Board director nominees for each election of directors.

        In fulfilling its responsibilities, the Governance Committee considers the following factors:

  •
  the appropriate size of the Company's Board and its committees;

  •
  the needs of the Company with respect to the particular talents and experience of its directors;

  •
  the knowledge, skills and experience of nominees, including experience in mortgage banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  experience with accounting rules and practices;

  •
  applicable regulatory and exchange requirements;

  •
  appreciation of the relationship of the Company's business to the changing needs of society; and

  •
  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

        The Governance Committee's goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

        Other than the foregoing there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of "independent director" under NASD rules or the listing standards of any other applicable self regulatory organization. The Governance Committee also believes it appropriate for one or more members of the Company's management to participate as members of the Board.

        The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board being re-elected at an upcoming meeting does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

        The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder who has continuously held at least 1% of the outstanding shares of the Company's common stock entitled to vote at the meeting for at least one year by the date the stockholder makes the recommendation and who undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company's established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year's annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Chairman of the Company's Governance Committee in writing at 10421 Wateridge Circle, Suite 250 San Diego, California 92121 and must contain the following information:

  •
  a statement by the stockholder that he/she is the holder of 1% of the Company's common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the meeting;

  •
  the candidate's name, age, contact information and present principle occupation or employment;

  •
  a description of the candidate's qualifications in business and other experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principle business of any corporation or other organization in which the candidate was employed;

  •
  the candidate's resume; and

  •
  3 references.

        The Governance Committee will evaluate recommendations for director nominees submitted by directors, management and qualifying stockholders equally using the criteria stated above.

        All directors and director nominees will submit a completed form of directors' and officers' questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

        For information concerning the Company's policy on Communications with Directors, stockholders may visit the Company's website at www.Amnetmortgageinc.com and select "Corporate Governance-Policies."

Director Attendance at Annual Meetings

        For information concerning the Company's policy on director attendance at annual meetings, stockholders may visit the Company's website at www.Amnetmortgageinc.com and select "Corporate Governance-Policies."

Committee Charters and Other Corporate Governance Materials

        The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Ethics which applies to all employees including the principal executive officer, principal financial officer, principal accounting officer and the controller, and members of the Board of Directors. The Board has also adopted guidelines for handling issues related to the Code of Ethics. The Company intends to disclose any amendments to or waivers from a provision of the Code of Ethics by posting such information on its website. In addition, we intend to disclose any waivers from a provision of our Code of Ethics on a Form 8-K filed with the SEC as required under the NASDAQ listing requirements. Links to these materials are available on our website at www.Amnetmortgageinc.com under the heading "Corporate Governance-Policies." Links to the committees' charters may be found at the following page: http://www.amnetmortgageinc.com/charters.shtml.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of June 1, 2005, with respect to the beneficial ownership of our Company's common stock by (i) all persons known by us to be the beneficial owners of more than 5% of the outstanding common stock of our Company (ii) each director of our Company, (iii) each executive officer of our Company named in the Summary Compensation Table, and (iv) all executive officers and directors of our Company as a group.

	Shares Beneficially Owned(1)
Beneficial Owner	Number of Shares	Percentage of Class(2)
The Nierenberg Investment Management Company(3)	1,371,200	18.4%
Howard Amster(4)	828,975	11.2%
Aegis Financial Corporation(5)	490,821	6.6%
Flagg Street Partners LP(6)	401,321	5.4%
Robert T. Barnum(7)	15,800	*
H. James Brown(8)	47,809	*
Robert A. Gunst(7)	10,800	*
Keith A. Johnson(9)	73,799	*
David Nierenberg(7)(10)	1,381,000	18.6%
Richard T. Pratt(8)	60,600	*
Mark J. Riedy(8)	68,300	*
John M. Robbins(11)	762,564	9.5%
Herbert B. Tasker(7)	9,800	*
Jay M. Fuller(12)	391,994	5.1%
Judith A. Berry(13)	153,559	2.0%
Lisa S. Faulk(14)	109,134	1.5%
All Directors and Executive Officers as a group (12 persons)(15)	2,939,822	33.7%

*
Represents less than 1% of the outstanding shares of our common stock.

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)
Calculated on the basis of 7,322,323 shares of common stock outstanding and 111,084 shares of restricted common stock deemed outstanding and in process of being issued, (7,433,407 total shares) as of June 1, 2005. However, shares of common stock underlying options exercisable within 60 days of June 1, 2005 are deemed to be outstanding pursuant to the rules of the SEC for purposes of calculating the beneficial ownership of securities of the holders of such options. Options granted to our Executive Officers and Directors under our 1997 Stock Option Plan are generally immediately exercisable, subject to our right to purchase unvested shares upon termination of employment or other service.

(3)
The address for The Nierenberg Investment Management Company is 19605 NE 8th Street, Camas, WA 98607. The Nierenberg Investment Management Company is the General Partner of the D3 Family Funds, L.P. (which owns 926,002 shares), The D3 Family Retirement Fund, L.P. (which owns 286,986 shares), The D3 Children's Fund, L.P. (which owns 65,800 shares), The D3 Offshore Fund, L.P. (which owns 63,912 shares), and the D3 Family Bulldog Fund, L.P. (which owns 16,400 shares). See note 10.

(4)
This information is derived from the Schedule 13D filed with the SEC on March 11, 2003 and Schedule 13D/A filed with the SEC on July 6, 2004 by Mr. Amster. Mr. Amster's address is 23811 Chagrin Blvd., #200, Beachwood, OH 44122-5525. Mr. Amster has sole voting and dispositive power for 507,975 shares and shared voting and dispositive power for 35,500 shares. Mr. Amster disclaims beneficial ownership of 19,900 shares held by the Amster Trading Company Charitable Remainder Unitrust. In addition Mr. Amster has shared voting power over 125,000 shared owned by Ramat Securities Ltd. Mr. Amster owns 83% of Ramat Securities. However, Mr. Amster disclaims beneficial ownership of the shares held by Ramat Securities.

(5)
This information is derived from the Schedule 13G filed with the SEC on February 14, 2005 by Aegis Financial Corporation. William S. Berno, Paul Gambal and Scott L. Barbee have shared voting and dispositive power with respect to these shares. The address for each of these persons is 1100 North Glebe Road, Suite 1040, Arlington, Virginia 22201.

(6)
This information is derived from the Schedule 13G filed with the SEC on March 29, 2005 by Flagg Street Partners LP (95,021), Flagg Street Partners Qualified LP (107,519), Flagg Street Offshore LP (198,781), Flagg Street Capital LLC ("Capital") and Jonathon Starr. Flagg Street entities and Mr. Starr's address are 44 Brattle Street, Cambridge, MA, 02138. Mr. Starr is the managing member of Capital, which is the general partner of the other entities, which are the record holders of the shares as indicated above. Mr. Starr has voting and investment authority with respect to the shares.

(7)
Includes 7,500 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005. Also includes 2,300 shares of restricted stock that remain subject to a repurchase right by the Company until it vests on August 12, 2005.

(8)
Includes 45,000 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005. Also includes 2,300 shares of restricted stock that remain subject to a repurchase right by the Company until it vests on August 12, 2005.

(9)
Includes 22,500 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005. Also includes 2,300 shares of restricted stock that remain subject to a repurchase right by the Company until it vests on August 12, 2005.

(10)
Includes the 1,371,200 shares disclosed above as held by The Nierenberg Investment Management Company. See Note 3. Mr. Nierenberg is President of Nierenberg Investment Management Company. The address of this beneficial owner is the same as stated for The Nierenberg Investment Management Company.

(11)
Includes 575,000 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005 of which 30,000 options will be unvested. Also includes 42,227 shares of restricted stock that remain subject to a repurchase right by the Company until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008. The address for Mr. Robbins is c/o the Company, 10421 Wateridge Circle, Suite 250, San Diego, CA 92121.

(12)
Includes 315,000 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005 of which 7,500 options will be unvested. Also includes 20,394 shares of restricted stock that remain subject to a repurchase right by the Company until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008. The address for Mr. Fuller is c/o the Company, 10421 Wateridge Circle, Suite 250, San Diego, CA 92121.

(13)
Includes 120,000 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005 of which 7,500 options will be unvested. Also includes 16,484 shares of restricted stock that remain subject to a repurchase right by the Company until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008.

(14)
Includes 90,000 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005 of which 7,500 options will be unvested. Also includes 13,579 shares of restricted stock that remain subject to a repurchase right by the Company until it vests. One third of these shares will vest on February 7 of each of 2006, 2007 and 2008.

(15)
See Notes 8-14. Includes 1,287,500 shares of common stock issuable upon exercise of options exercisable within 60 days of June 1, 2005 of which 98,328 options will be unvested. Also includes 111,084 shares of restricted stock that remain subject to a repurchase right by the Company until they vest. 18,400 of these shares will vest on August 12, 2005. One third of the remaining 92,684 shares will vest on February 7 of each of 2006, 2007 and 2008.

EXECUTIVE COMPENSATION AND OTHER MATTERS

        The following table sets forth information concerning the compensation of our Chief Executive Officer and each of our three other most highly compensated executive officers (the "Named Executive Officers"), for services rendered in all capacities to our Company during the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards
							Awards		Payouts
Name and Principal Position	Year	Salary(1)		Bonus(2)		Other Annual Compensation (3)	Restricted Stock Awards (4)(5)	Securities underlying options/ SARS	Payouts LTIP Payouts (4)	All other Compensation (6)
John M. Robbins Chief Executive Officer, President, Chief Operating Officer and Chairman of the Board of Directors	2004 2003 2002	$ $ $	490,214 453,371 439,186	$ $ $	0 626,130 252,504	$112,481 — —	$380,043 — —	0 80,000 0	$380,040 — —	$1,142 3,500 —
Jay M. Fuller Executive Vice President of Production	2004 2003 2002	$ $ $	325,000 318,816 346,495	$ $ $	0 365,363 83,210	$67,066 — —	$183,546 — —	0 20,000 0	$183,542 — —	$1,134 3,500 —
Judith A. Berry Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	265,255 255,150 269,161	$ $ $	0 303,884 169,129	$55,903 — —	$148,356 — —	0 20,000 0	$148,359 — —	$1,142 3,000 —
Lisa S. Faulk Executive Vice President of Operations	2004 2003 2002	$ $ $	225,000 203,684 207,085	$ $ $	0 244,420 132,622	$50,252 — —	$122,211 — —	0 20,000 0	$122,211	$1,141 3,000 —

(1)
Our compensation Committee reviewed and adjusted executive officer base salaries in April, 2004. Current base salaries are $485,000 for Mr. Robbins, $325,000 for Mr. Fuller, $265,000 for Ms. Berry and $225,000 for Ms. Faulk. Amounts for 2002 include amounts paid in lieu of accrued vacation in connection with the termination of our Company's management contract with Home Asset Management Corp.

(2)
Bonuses are based upon performance in the year indicated. Payment of bonuses is made in the following year.

(3)
In the second quarter of 2004, the Company adopted a supplemental executive retirement plan ("SERP"). The Compensation Committee awarded the amounts indicated below under the plan. Although award amounts are determined in part based on the Company's performance in the prior year, the awards are made at the sole discretion of the Compensation Committee and are therefore reported in the year the award was authorized. In March 2005, the Compensation Committee authorized additional awards under this plan as follows:

	2004	2005
Mr. Robbins	$107,950	$9,388
Mr. Fuller	$44,418	$6,224
Ms. Berry	$55,903	$5,080
Ms. Faulk	$44,810	$4,309

  In addition, the Company provides for reimbursement of certain medical expenses for the executive officers under an executive health care account program. In 2004 these expenses were $4,531; $2,648; $0 and $5,442 for Mr. Robbins, Mr. Fuller, Ms. Berry and Ms. Faulk, respectively. The Company pays an additional 10% processing fee with respect to these payments.

(4)
Represents amounts awarded or paid in 2005 pursuant to awards earned under the Company's Long Term Incentive Cash Plan for the performance period of 2003-2004. In February 2005, this plan was amended to provide for payment of half of each earned award in cash and half in restricted stock.

(5)
No executive officer held restricted stock at the end of 2004. Restricted stock was awarded in 2005 as follows:

Mr. Robbins	42,227 shares
Mr. Fuller	20,394 shares
Ms. Berry	16,484 shares
Ms. Faulk	13,579 shares

  One-third of each award will vest on February 7 of each of 2006, 2007 and 2008. The dollar values of the awards were calculated based on the fair market value of the stock on April 4, 2005, the effective date of the awards. The closing price of the stock on that date was $9.00. Dividends will be paid with respect to these shares to the extent the Board of Directors declares a dividend with respect to the Company's common stock.

(6)
Consists of 401(k) matching contributions.

        The Named Executive Officers were not granted and did not exercise any options or stock appreciation rights ("SARs") in fiscal year 2004. The following table provides information with respect to unexercised options and SARs held as of December 31, 2004, by the Named Executive Officers:

FISCAL YEAR-END OPTION/SAR VALUES

	Number of Securities Underlying Unexercised Options/SARs at December 31, 2004
				Value of unexercised in-the-money options/SARS at December 31, 2004(1)($)
Name
	Exercisable(2)		Unexercisable	Exercisable(2)	Unexercisable
John M. Robbins	375,000	(3)	0	$400,800	$0
Jay M. Fuller	315,000	(3)	0	$154,200	$0
Judith A. Berry	120,000		0	$153,200	$0
Lisa S. Faulk	90,000		0	$101,400	$0
TOTAL	900,000		0	$809,600	$0

(1)
The fiscal year-end value of "in-the-money" stock options and SARs granted in tandem with such options represents the difference or a portion of the difference between the exercise price of such options and SARs, respectively, and the fair market value of our common stock as of December 31, 2004. The fair market value of our common stock on December 31, 2004 was $8.21 per share, the closing price of the common stock reported on the NASDAQ on such date.

(2)
A portion of the options are not yet vested and any unvested option shares that are exercised remain subject to repurchase by our Company at a price equal to the option exercise price.

(3)
Includes options to purchase 140,000 shares of common stock that have SARs granted in tandem with such options. The SARs are for 35% of the difference between the fair market value of the common stock at the time the related option is exercised and the exercise price of $12.50, up to a maximum of $25 per share.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        All options and SARs granted pursuant to our 1997 Stock Incentive Plan and our 1997 Stock Option Plan and all Restricted Stock and Restricted Stock Units awarded to Executive Officers and directors under our 2004 Equity Incentive Plan contain provisions pursuant to which unvested portions of outstanding options, shares or units become fully vested upon a change of control in our Company, as defined under the relevant plan.

        In 2004, the Board adopted a Supplemental Executive Retirement Plan, to be effective as of January 1, 2003 (the "Plan"). The Plan provides executive officers and other eligible highly compensated employees with the opportunity to participate in awards of deferred compensation, if any, which the Company may, in its sole and absolute discretion, award any participant under the Plan. Unless otherwise determined by the Company's compensation committee at the time of any award, each award under the Plan shall vest after five (5) years of service, and the vesting of any award shall be 100% accelerated upon the occurrence of certain events (namely a change in control, disability, termination without cause or death). The Plan year is the calendar year. Participants may elect the timing of the distribution of any vested Company contribution and may also elect to receive such distribution in the form of either a lump sum or in annual installments. Distributions occur upon termination of service or upon such other dates that may be elected by the participant in accordance with the terms of the Plan. Awards are adjusted for gain or loss based on the performance of one or more hypothetical investment options selected by the participant from among the options, if any, chosen by the committee appointed to administer the Plan. The Company, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to Plan accounts, and such accounts will continue to be owed to the participants or their beneficiaries and will continue to be a liability of the Company.

        On September 30, 2004, the Company entered into an executive employment agreement with each of our executive officers. The following is a summary description of the executive employment agreements. The employment agreement with Mr. Robbins, the Company's CEO, dated September 30, 2004, provides for the payment to Mr. Robbins of a $485,000 minimum base annual salary. The agreement also provides for the following severance benefits if Mr. Robbins' employment terminates involuntarily without "Cause" or if Mr. Robbins terminates his employment voluntarily for "Good Reason," each as defined in the agreement: (a) a lump sum payment equal to 24 months' of Mr. Robbins' then effective base salary, (b) plus 200% of Mr. Robbins' target bonus for the year in which termination occurs, and (c) the continuation of the Company's paid benefits for two years. The agreement further provides that if Mr. Robbins is terminated within 12 months of a change of control, he will receive the severance package stated above and he will receive a tax gross-up payment to mitigate the effect of any excise tax imposed under the "golden parachute" provisions of the Internal Revenue Code. In the event of termination due to death or disability, Mr. Robbins will receive his base salary and target bonus, each prorated for the year of termination. The employment agreements dated September 30, 2004 with each of Jay Fuller, Judith Berry and Lisa Faulk (the "Executives") provide for the payments to Mr. Fuller, Ms. Berry and Ms. Faulk of a $325,000, $265,000 and $225,000, respectively, minimum base annual salary. The agreements also provide for the following severance benefits if the Executive's employment terminates involuntarily without "Cause" or if the Executive terminates his or her employment with us voluntarily for "Good Reason," each as defined in the agreements: (a) a lump sum payment equal to 12 months' of the Executive's then effective base salary, plus (b) an amount equal to any bonus amounts earned in the fiscal year prior to termination, and (c) the continuation of the Company's paid benefits for one year. The agreements further provide that if the Executive is terminated within 12 months of a change of control, he or she will receive a severance package equal to (a) a lump sum payment equal to 18 months of the Executive's then effective base salary, (b) plus 150% of the Executive's target bonus for the year in which termination occurs, (c) the continuation of the Company's paid benefits for 18 months, and (d) a tax gross-up payment to mitigate the effect of any excise tax imposed under the "golden parachute" provisions of the Internal Revenue Code. In the event of termination due to death or disability, the Executive will receive his or her base salary and target bonus, each prorated for the year of termination. The term for each agreement is three years and may be subject to automatic extension of up to two years for Mr. Robbins and 18 months for the other Executives following a change of control.

        In March 2005, the Compensation Committee approved a two year and a three year cash incentive plan, both of which provide for payments to the executive officers upon a change of control. The following is a summary of those plans:

          Cash Long Term Incentive Program (2005-2006).    The program's goal is to provide long-term incentives to the Company's executive officers and certain other officers to maximize the Company's financial performance. Under the program, the Committee has set two performance measurements for the two year performance period of 2005-2006. Prior to any award being granted under the program, the Company must meet or exceed a return on stockholders' equity threshold set by the Committee. To determine the amount of an award, the Committee has set a target goal based on the Company's cumulative income before income taxes for the program period. If the target is met, the officers will receive an award payment equal to 50% (CEO), 33.3% (other executive officers) or 16.7% (other officers) of their base salary in effect at the beginning of the performance period. If the target is exceeded, each executive officer may earn a maximum award of up to 75% (CEO), 50% (all other executive officers) or 25% (other officers) of his or her base salary. At below target, lower awards may be earned however no awards will be granted at below 75% of the target. If a change in control occurs, the executive officers shall receive the amount that would be paid under the program upon achieving the target goal and other officers will receive amounts determined by the Committee in its discretion. All awards shall be paid in cash.

          Cash Long Term Incentive Program (2005-2007).    The goal of this program is to provide long term incentives to the Company's executive officers and certain other officers to maximize the Company's financial performance. Under the program, the Committee has set two performance measurements for the three year performance period of 2005-2007. Prior to any award being granted under the program, the Company must meet or exceed a return on stockholders' equity threshold set by the Committee. To determine the amount of an award, the Committee has set a target goal based on the Company's cumulative income before income taxes for the program period. If the target is met, the officers will receive an award payment equal to 75% (CEO), 50% (other executive officers) or 25% (other officers) of their base salary in effect at the beginning of the performance period. If the target is exceeded, each executive officer may earn a maximum award of up to 112.5% (CEO), 75% (all other executive officers) or 37.5% (other officers) of his or her base salary. At below target, lower awards may be earned however no awards will be granted at below 75% of the target. If a change in control occurs, the executive officers shall receive the amount that would be paid under the program upon achieving the target goal and other officers will receive amounts determined by the Committee in its discretion. All awards shall be paid in cash.

Compensation of Directors

        In April 2005, our Board of Directors approved the following compensation for our non-employee directors. Each non-employee director of our Company is paid annual cash compensation of $22,000 with an additional $1,200 paid for attendance in person at a regularly scheduled board meeting, $1800 for attendance in person at a regularly scheduled Audit Committee meeting, $1,000 for attendance in person at a special board meeting or any committee meetings other than Audit Committee meetings, $600 for attending a regular board meeting telephonically and $500 for attending a special board meeting or any committee meeting telephonically. Committee chairpersons receive additional annual compensation as follows: Audit Committee, $5,000 and other committees $3,000. In addition, the directors will be paid at an hourly rate of $250 for time spent outside of meetings on board or committee matters other than in preparation for regularly scheduled board or committee meetings. All directors will be reimbursed for any expenses related to attendance at meetings of the Board or committees of the Board or our stockholders meeting. In addition to cash compensation, each non-employee director of our Company receives an initial equity grant of at the time he begins service as a director. The initial grant vests over a three-year period (one-third every twelve months). Thereafter, each non-employee director of our Company receives an annual equity grant to be awarded on the date of the annual meeting of our stockholders. Such grant vests after one year. The initial equity grant and the annual equity grant to the non-employee directors, which was 7,500 option shares until the time we adopted our 2004 Equity Incentive Plan, now consists of a restricted stock award of 2,300 shares and an option grant of 3,300 shares, with the option exercise price equal to the fair market value on the date of grant.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee in fiscal year 2004 were Mr. Gunst, Mr. Johnson and Mr. Tasker. None of these members have ever been officers or employees of the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

        In connection with our organization in 1997, we issued 1,600,000 shares of our common stock to MDC REIT Holdings, LLC. ("Holdings"). Home Asset Management Corp. (the "Manager") was the managing member of Holdings pursuant to an operating agreement. In 2003, Holdings was merged with and into the Manager and the Manager became the holder of record of the 1,600,000 shares of our common stock.

        In 2001, in connection with the termination of our prior contractual relationships with the Manager and certain funds affiliated with TCW Crescent/Mezzanine, L.L.C. (the "Buyout Transaction"), we provided the Manager with the right to designate a nominee to our Board and our Compensation Committee. The Manager designated John C. Rocchio and the Board elected him to the Board and added him to the Compensation Committee. In addition, our Company agreed to nominate Mr. Rocchio for re-election at subsequent annual meetings of stockholders, provided that the Manager and certain TCW entities collectively beneficially owned at least 800,000 shares of common stock of our Company. Mr. Rocchio is President of the Manager and is a Managing Director of entities affiliated with the TCW Group, Inc.

        In connection with the Buy-Out Transaction, we entered into a Senior Subordinated Secured Revolving Loan Agreement (the "Loan Agreement") with certain TCW entities including TCW/Crescent Mezzanine Partners, L.P., TCW/Crescent Mezzanine Trust, TCW/Crescent Mezzanine Investment Partners, L.P., Crescent/Mach I Partners, L.P and TCW Shared Opportunity Fund II, L.P. (collectively, the "TCW Entities"). The Loan Agreement allowed us to borrow up to $5 million on a revolving basis for one year following the date of the Loan Agreement. Interest was payable at the end of each calendar quarter based on outstanding borrowings. The Loan Agreement also provided that we could extend the Loan Agreement for two additional, one-year periods. We exercised our option and extended the Loan Agreement for two additional periods. The loan was paid off and the Loan Agreement was retired as of April 12, 2004.

        In March 2004, the Manager sold 1.1 million shares of our common stock to The D3 Family Funds in a negotiated private transaction (the "Stock Sale"). As a result of the Stock Sale, the Manager and the TCW Entities collectively no longer hold at least 800,000 shares of our common stock and the Manager no longer has a right to designate a Board nominee. Concurrently with the consummation of the Stock Sale transaction, Mr. Rocchio resigned from our Board and David Nierenberg, upon the recommendation of the Nominating and Corporate Governance Committee, was appointed by the Board to fill the vacancy created by Mr. Rocchio's resignation. Effective upon the consummation of the Stock Sale, we amended our Stockholder Rights Plan to remove the Manager and the TCW Entities as parties permitted to own up to 25% of our outstanding common stock, as permitted by the original Stockholder Rights Plan, and to add The D3 Family Funds as parties permitted to own up to 18% of our outstanding common stock. Securities issued to Mr. Nierenberg for his services as a director of the Company are excluded from this maximum. The remaining 500,000 shares held by the Manager were purchased by AmNet Mortgage, Inc. through a privately negotiated transaction. The purchase price was $8.80 per share resulting in a total cash outlay of $4.5 million by AmNet Mortgage, Inc.

        Mr. Nierenberg is the President of Nierenberg Investment Management Company. Since 1996, his firm has managed The D3 Family Funds, consisting of five private investment partnerships based in Camas, Washington.

        The Company is unaware of any other related party transactions except that Mr. Fuller's brother is a principal in a mortgage brokerage firm doing business with the Company. In 2004, the firm received approximately $142 thousand in fees on approximately $7.9 million of funded loans. The transactions were made in the normal course of business at market rates.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

        Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with in 2004 except that Mr. Tasker did not file a Form 3, 4 or 5 to report his ownership at the time of his appointment as a director (no shares) or the grant of an option to him with respect thereto. Also, one Form 4 (grant of stock options) and one Form 3 each for Mr. Gunst and Mr. Barnum were late filed. Also two Form 4s (two transactions) for Ms. Faulk and one Form 4 (grant of stock options) for Mr. Nierenberg were late filed.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Committee Overview

        The members of the Compensation Committee of the Board of Directors (the "Committee") are Robert A. Gunst (chairman), Herbert B. Tasker and Keith A. Johnson. None of these members of the Committee has ever been an executive officer or employee of the Company. The Committee held seven meetings in 2004.

        The Committee's primary goals are to motivate executive officers to achieve the Company's business objectives and to align executive officer compensation with the Company's performance. For each executive officer, the Committee is responsible for reviewing and approving:

  •
  compensation, including incentive and equity compensation;

  •
  annual performance goals and objectives;

  •
  employment, severance or change-in-control agreements; and

  •
  special or supplemental benefits.

        In fulfilling its responsibilities, the Committee periodically reviews industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company's compensation programs. The Committee also considers whether executive compensation packages are consistent with the Committee's compensation philosophy as in effect from time to time.

The Compensation Process

        The Committee began an extensive review of the executive compensation structure in 2003. At that time, the Company was transitioning from a real estate investment trust to a mortgage banking company. The Committee engaged a compensation consultant and reviewed and modified various components of executive compensation and benefits throughout 2003 and 2004

        In 2003, the Committee hired Watson Wyatt as its compensation consultant to review and provide advice with respect to executive officer compensation. Watson Wyatt compared the Company's executive officer compensation to competitive compensation packages. To determine competitive compensation, Watson Wyatt reviewed information from (i) two surveys for the mortgage banking industry and (ii) 2002 proxy information from 12 mortgage banking companies. Watson Wyatt presented its initial report to the Committee in August. Watson Wyatt subsequently updated the information throughout 2004 based on compensation trends to establish current competitive compensation levels. Based on the Watson Wyatt recommendations, the Committee approved changes to executive officer compensation and benefits. Some of the approved changes were implemented in October 2003, some have been implemented in 2004 and some continue to be implemented in 2005.

        In preparing its report, Watson Wyatt worked with the Committee to determine the appropriate peer companies to be used to establish competitive compensation. In preparing the performance graph set forth in the section of this proxy statement entitled "Comparison of Stockholder Return," the Company has selected a self-determined peer group index as its point of comparison. The companies included in the salary surveys and proxy analysis used to establish competitive levels of compensation are not necessarily those included in this peer group index.

        Watson Wyatt has not performed any other consulting services for the Company other than a review of director compensation on behalf of the Corporate Governance and Nominating Committee.

2004 Executive Compensation

        The Committee's current compensation philosophy is to compensate each executive officer at approximately the median of competitive compensation levels if the Company's and the individual's target performance goals are met. For superior performance where the targets are exceeded, compensation may be awarded at levels significantly above the median. The Committee uses a combination of (i) salaries, (ii) annual cash bonuses, (iii) equity grants and other long term incentives and (iv) other benefits to compensate the Company's executive officers.

  Salaries

        The Committee intends to compensate the executive officers at base salary levels that would place the executive officers between the 50th and 60th percentiles of competitive base salaries. Based on the Watson Wyatt report in August 2003, two executive officer salaries were below the average of competitive base salaries. Accordingly, in October 2003, the Committee reviewed the performance and experience of these individuals and approved increases to those salaries to raise them to the averages and, as a result, the CEO's base salary was increased to $463,800. In order to continue to remain at competitive compensation levels, the Committee reviewed executive officer salaries again in April 2004. At that time the Committee determined that merit increases were appropriate, and that such increases should be consistent with competitive levels of adjustment. Accordingly, the CEO's annual base compensation was increased to $485,000. Increases in base salary for the other executive officers were awarded as indicated in the notes to the Summary Compensation Table. In the first quarter of 2005, the Committee again reviewed executive officer base salaries. Based on the Company's performance in 2004, no increases in base salary were awarded at that time.

  Annual Cash Bonuses

        The Committee believes that the executive officer bonus plan should align the interests of the Company's executive officers with the interests of stockholders. In April 2004, the Committee established an annual bonus plan that would award cash bonuses to executive officers primarily based on the Company's achievement of certain financial goals, including earnings per share targets. To a lesser extent, bonuses were also based on performance goals particular to each officer. Prior to the award of any bonuses, the Company must have met a minimum return on equity threshold. Based on the Watson Wyatt report, each executive officer's maximum bonus potential was an amount equal to 135% of base salary for the CEO and 120% for each of the other executive officers with 90% and 80% of salary to be paid, respectively, if the targets were met. Consistent with the Committee's philosophy, bonus payments would result in total cash compensation at approximately the median of competitive compensation if target performance goals were met, and compensation in the top quartile if superior performance resulted in the maximum bonus being paid.

        In February 2005, the Committee determined that the Company had not met 2004 financial goals and thresholds and accordingly, no bonuses were awarded to the executive officers with respect to 2004. An annual bonus plan has been approved for the executive officers for 2005. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  Equity Grants and Other Long-Term Incentives

        The Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. Typically, grants to executive officers will be made based on competitive levels of compensation, the responsibilities and expected future contributions of the executive officer, previous grants to that officer, and recruitment and retention considerations. However, for several years prior to 2004, the size of option grants to the executive officers had been restricted by the size of the remaining share reserve under the Company's stock option plans. Based on the initial Watson Wyatt report and subsequent updates, the Committee recommended to the Board of Directors that the Company adopt a new 2004 Equity Incentive Plan ("2004 Plan"). The recommendation for the 2004 Plan share reserve was developed after considering anticipated hiring, competitive practices and the impact of dilution and overhang. This plan was approved by the Board of Directors in June 2004 and by the stockholders in

August 2004. Pending approval of the 2004 Plan, the Committee adopted an interim two year cash incentive plan. Upon approval of the 2004 Plan, the Committee intended to grant long term cash and stock incentive awards each year under the plan. Standard incentive cash plans are expected to have a three year performance period.

        2003-2004 Incentive Cash Plan.    The initial Watson Wyatt report confirmed that the Company's executive officers had been under-compensated on an equity basis as compared to competitive compensation. Pending adoption of the new equity incentive plan it was the Committee's desire to make up for the deficiency and Watson Wyatt recommended the use of a two year incentive cash plan. In October 2003, the Committee established this plan. The Committee believes that, like equity awards, this plan aligned the interests of executive officers with those of the stockholders. The plan awarded cash amounts to the executive officers based on the Company's total return to stockholders over the period between January 1, 2003 and December 31, 2004, as compared to certain peers. Payouts were to be calculated as a percentage of base salary for the performance period. The CEO was eligible to earn a maximum of 202.5% of his aggregate base salary and the other executive officers 142.5% of their respective aggregate base salaries for the two year plan period. The potential payout to the CEO was significantly larger than payouts to the other executive officers based on his higher level of responsibility.

        In February 2005, the Committee determined the amount of the awards that had been earned under this plan. Based on performance in the range of the 40th to 45th percentile, the Committee awarded the CEO 80% and the other executive officers 57% of their aggregate base salaries for the plan period. However, due in part to the performance of the Company in 2004, and after discussion with the executive officers, the Committee determined that each award should be made one half in cash and one half in restricted stock of the Company that would vest over a period of three years. Accordingly, the CEO was paid $380,040 and was granted 42,227 restricted shares. The other executive officers were awarded the cash and share amounts specified in the Summary Compensation Table.

        2004 Long Term Incentive Awards.    Following the adoption of the 2004 Plan, in August and October 2004, the Committee met to discuss and authorize long-term incentive awards under the 2004 Plan. These awards would be based in part on the performance of the Company over a three year period beginning January 1, 2004. However, after a discussion regarding (i) the limitation on the Company's ability to deduct compensation expense under Section 162(m) with respect to performance based awards adopted late in a performance period and (ii) the performance of the Company in 2004 through that time, the Committee determined that no awards would be made in 2004. Instead, the Committee decided to focus on developing appropriate compensation for the period beginning in 2005.

        2005 Long-Term Incentive Awards.    In March 2005, the Committee approved long term incentives for the executive officers of the Company. These incentives included the issuance of restricted stock units that vest at the end of 2008 and 2009, the issuance of a 200,000 share stock option at above market price for the CEO and the adoption of two cash long term incentive programs under the 2004 Plan. One cash incentive plan is for a period of two years and is intended to fill the gap created as a result of the Committee not authorizing a plan in 2004. The other is for the three year period that is intended to be the standard performance period for future plans. These plans are described in more detail in "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  Other Benefits

        Employment Agreements.    In January 2003, the Committee approved one-year employment agreements with each of the executive officers. These agreements replaced or extended agreements that had expired or were about to expire and provided for comparable employment terms for all of the executive officers. The agreements provided a one year severance package.

        In August 2003, the initial Watson Wyatt report indicated that the severance terms of the executive officers were below market and recommended the following:

  •
  a three-year severance package for the CEO and two years for the other executive officers for a termination that occurs after a change in control;

  •
  increasing to two years the severance package for the CEO for a termination not involving a change in control while leaving the term at one year for the other executive officers; and

  •
  providing for payment of any excise taxes imposed on an executive officer after a change in control.

        After several meetings that included a review of the potential cost of various alternate severance provisions, the Committee (i) reduced the proposed severance packages to two years for the CEO and eighteen months for the other executive officers for a termination after a change in control and (ii) approved the other proposed terms. The Committee approved these terms in December 2003 and agreements were finalized and entered into in September 2004.

        Supplemental Executive Retirement Plan.    Based in part on the competitive analysis and in part on the limitations on stock price movement for thinly traded companies, in August 2003 the Committee approved in concept a supplemental executive retirement plan for the executive officers. The contributions by the Company to this plan will be made at the discretion of the Committee but are intended to be dependent on the Company meeting target earnings goals. Up to 10% of an executive officer's base and bonus compensation for a year may be awarded if the target earnings goals for that year are exceeded. The plan was finalized and formally approved by the Committee in June 2004. At that time the Committee also approved the maximum contributions with respect to the Company's performance in 2003. The Committee awarded $107,950 to Mr. Robbins and the amounts indicated in the notes to the Summary Compensation Table to the other executive officers. In March 2005, the Committee agreed to make additional awards to the executive officers based in part on the Company's financial results in 2004. These amounts were significantly lower than the prior year's awards. The Committee awarded $9,388 to Mr. Robbins and the amounts indicated in the notes to the Summary Compensation Table to the other executive officers.

Tax Deductibility of Executive Compensation.

        Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company's executive officers to the extent an officer's compensation exceeds $1,000,000 in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to option awards granted under the 2004 Plan and the Company's cash long term incentive plans adopted under the 2004 Plan generally will qualify for an exemption from these restrictions imposed by Section 162(m), however, restricted stock and restricted stock units awarded under the 2004 Plan will not. It is anticipated that amounts earned pursuant to the Company's annual bonus plan and 2003-2004 Long-Term Incentive Cash Plan may cause certain of the executive officers' total compensation packages to exceed the limit imposed by Section 162(m). In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE Robert A. Gunst Keith A. Johnson Herbert B. Tasker

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. PricewaterhouseCoopers LLP, the Company's independent accountants for the fiscal year ended December 31, 2004, was responsible for expressing an opinion as to the conformity of the Company's audited financial statements with generally accepted accounting principles.

        The Committee acts pursuant to the Audit Committee Charter, as amended and restated by the Board on March 1, 2005, a copy of which is filed with this Proxy Statement as Appendix A. The Committee consists of three directors, each of whom, in the judgment of the Board, qualifies as an "independent" Director under the listing standards of the NASDAQ. During the fiscal year ended December 31, 2004, the Committee held nine meetings.

        The Committee has discussed and reviewed with the auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP's audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

        The Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors' independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE Robert T. Barnum Richard T. Pratt Mark J. Riedy

PRINCIPAL ACCOUNTING FIRM FEES

        We have selected PricewaterhouseCoopers LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending 2005. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 2002.

        The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2004 and December 31, 2003 by PricewaterhouseCoopers LLP.

	2004	2003
Audit Fees(1)	$340,000	$290,000
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Total Fees	$340,000	$290,000

(1)
Includes fees for professional services rendered for the audit of our Company's annual financial statements, reviews of our financial statements included in quarterly reports on Form 10-Q and audits for regulatory filings in 2004.

        Our Audit Committee's policy is to pre-approve all audit and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

        Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting, will not have an opportunity to make a statement if they desire to do so and are not expected to be available to respond to appropriate questions.

COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing changes in the cumulative total return on the Company's common stock, a broad market index (the "S&P-500 Index") and a self determined mortgage banking industry index ("Peer Group Index") for the period commencing on December 31, 1999, and ending on December 31, 2004.

        The Company did not begin mortgage banking activity until November 2001 while the peer group was actively engaged in mortgage banking activity during the entire five year period.

Comparison of Cumulative Total Return From December 31, 1999 through December 31, 2004(1)

AmNet Mortgage, Inc., Peer Group Index(2) and S&P 500 Index

(1)
Assumes that $100.00 was invested on December 31, 1999 in the Company's common stock and each index and that all dividends were reinvested. Dividends have been declared on the Company's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2)
The self determined Peer Group Index is composed of the following companies: Countrywide Financial Corp., American Home Mortgage Holdings Inc., E-Loan Inc., United Financial Mortgage Corporation, Flagstar Bancorp Inc. and Irwin Financial Corp.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

        The Company has an advanced notice provision in its bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice in writing to the Company's Secretary. In order to be timely, a stockholder proposal for next year's Annual Meeting of Stockholders must be received at the Company's offices at 10421 Wateridge Circle, Suite 250, San Diego, California 92121 between May 15, 2006 and June 13, 2006. Any proposals received before May 15, 2006 or after June 13, 2006 will be considered untimely and will not be presented at the meeting. If presented at the meeting, the persons named in the proxy for such meeting may exercise their discretionary power with respect to such proposals.

        Stockholder proposals to be included in the Company's Proxy Statement for next year's Annual Meeting of Stockholders must be received by the Company by March 3, 2006, and satisfy the conditions established by the Securities and Exchange Commission, specifically, Rule 14a-8 of the Exchange Act.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2005 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors JOHN M. ROBBINS Chief Executive Officer Chairman of the Board
July 5, 2005

APPENDIX A

AMNET MORTGAGE, INC.

Amended And Restated

Charter of the Audit Committee of the
Board of Directors

Effective March 1, 2005

1.
STATEMENT OF POLICY

        This Charter specifies the scope of authority and responsibility of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of AmNet Mortgage, Inc. (the "Company"). The Committee was established to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company.

2.
ORGANIZATION AND MEMBERSHIP REQUIREMENTS

        The Committee shall be comprised of three or more directors who meet the independence and experience requirements established by the rules of Nasdaq (the "Listing Standards"), such independence and experience to be decided by the Corporate Governance and Nominating Committee of the Board (the "Governance Committee"), provided that one director who does not meet the independence criteria of the Listing Standards, but is not a current employee or officer, or an immediate family member of an employee or officer, may be appointed to the Committee, subject to the approval of the Board pursuant to, and subject to the limitations under, the "exceptional and limited circumstances" exceptions as provided under the Listing Standards.

        Members of the Committee, including the chairperson of the Committee, shall be appointed annually by the Board on the recommendation of the Governance Committee. Members may be replaced by the Board at any time, but shall otherwise serve until a successor has been named. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee.

        A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

3.
MEETINGS

        The Committee shall meet at least on a quarterly basis, with the authority to convene additional meetings, as circumstances require. The Committee may invite members of management, internal auditors, independent auditors, legal counsel or others to attend meetings and to provide relevant information. The Committee may include non-Committee members at its meetings, but shall also hold an executive session at each meeting at which only independent directors are present. The Committee shall maintain written minutes of its meetings, which minutes will be filed in the Company's minute book.

4.
COMMITTEE AUTHORITY AND RESPONSIBILITIES

        To fulfill its responsibilities and duties hereunder, the Committee shall:

  (a)
  Independent Auditor Oversight

  1.
  Be directly and solely responsible for the oversight, engagement and termination of any independent auditor employed by the Company for the purpose of preparing or issuing

1

      an audit report or related work. Each independent auditor shall report directly to the Committee.

    2.
    Meet with the independent auditor prior to the audit and discuss the planning and staffing of the audit.

    3.
    Approve in advance the engagement of the independent auditor for all audit services and non-audit services and approve the fees and other terms of any such engagement, provided, however, that (i) the Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (x) are detailed as to particular services, (y) do not involve delegation to management of the Committee's responsibilities hereunder and (z) provide that, at its next scheduled meeting, the Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures, and (ii) the Committee may delegate to one or more members of the Committee the authority to grant pre-approvals for such services, provided that (a) the decisions of such member(s) to grant any such pre-approval shall be presented to the Committee at its next scheduled meeting and (b) the Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (i)(x) and (y) above.

    4.
    Obtain periodically from the independent auditor (i) a formal written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditor and the Company, (y) any disclosed relationships or services that may impact the independent auditor's objectivity and independence and (z) whether any of the Company's senior finance personnel were recently employed by the independent auditor. Evaluate annually the qualifications, performance and independence of the independent auditor.

    5.
    Establish policies for the hiring of employees or former employees of the independent auditor, taking into account the impact of such policies on auditor independence

    6.
    Review with the independent auditor:

    a.
    Any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements.

    b.
    Any accounting adjustments.

    c.
    Any communications between the audit team and the auditor's national office respecting auditing or accounting issues.

    d.
    Any Management Representation letter or Internal Control Recommendation letter or Schedule of Unadjusted Differences issued, or proposed to be issued, by the auditor to the Company, and management's response.

  (b)
  Financial Information Oversight

  (i)
  Review and discuss with management and the independent auditor:

  (A)
  The Company's annual audited financial statements.

  (B)
  Any certification, report, opinion or review rendered by the independent auditor.

2

      (C)
      The Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      (D)
      The critical accounting policies and practices used by the Company and, in that regard, all alternative treatments of financial information within generally accepted accounting principles, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

      (E)
      Earnings and financial guidance press releases and any financial information provided to analysts and rating agencies that would constitute material non-public information.

      (F)
      Any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

      (G)
      Any off-balance sheet transactions or structures and their effect on the Company's financial results and operations, as well as the disclosure regarding such transactions and structures in the Company's public filings.

      (H)
      The effect of regulatory and accounting initiatives, improvements and resulting changes to the Company's auditing and accounting principles and practices.

      (I)
      Any correspondence with regulators or governmental agencies that raise material issues regarding the Company's financial statements or accounting policies.

      (J)
      Any employee complaints or published reports that raise material issues regarding the Company's financial statements or accounting policies.

    (ii)
    Report to the Board regarding any audit opinions that contain "going concern" qualifications.

    (iii)
    Review and approve all filings with the Securities and Exchange Commission containing the Company's financial statements, including but not limited to the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

    (iv)
    Recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

  (c)
  Controls Oversight

  1.
  Review and discuss annually with management its assessment of the effectiveness of the Company's internal controls, disclosure controls and procedures for financial reporting.

  a.
  Review annually with the independent auditor the attestation to, and report on, the assessment of controls made by management.

  b.
  Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management's assessment or the independent auditor's report.

  2.
  Review the internal audit scope, audit plans and relevant process, the results of internal audits, and whether recommendations made in the audits have been implemented by Company management.

  3.
  Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

3

  (d)
  Legal Compliance and Ethics Oversight

  1.
  Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and improprieties.

  2.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  3.
  Adopt a Code of Ethics for employees and directors and provide for the review and prompt disclosure to the public of any change in, or violations or waiver by or for any executive officer or director, of such Code of Ethics. Review conduct alleged to be in violation of such Code of Ethics and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

  4.
  Review management's monitoring of compliance with applicable laws, rules and regulations.

  (e)
  Other Matters Oversight

  1.
  Review the process by which risk assessment and management is undertaken and handled.

  2.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  3.
  Discuss with management the Company's practices pertaining to foreign exchange, investments and derivatives, if any.

  4.
  Prepare the Committee's report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  5.
  Regularly report to the Board on the Committee's activities, recommendations and conclusions.

  6.
  Review and reassess the Charter's adequacy at least annually.

  7.
  Review its own performance, at least annually, for purposes of self-evaluation and to encourage the continuing improvement of the Committee in the execution of its responsibilities.

  F.
  General and Resources

  1.
  Have the authority to pay the fees and expenses of advisors and experts deemed necessary, as determined by the Committee, to permit the Committee to perform its duties under this Charter. The fees and expenses of these advisors and experts shall be paid by the Company.

  2.
  At its discretion, have the authority to initiate investigations, and, if appropriate, hire legal, accounting or other outside advisors or experts to assist the Committee, to fulfill its duties under this Charter.

  3.
  Also perform such other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

4

AMNET MORTGAGE, INC.
Proxy for the Annual Meeting of Stockholders
To be held on August 10, 2005
Solicited by the Board of Directors

        The undersigned hereby appoints John M. Robbins and Judy Berry, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in AmNet Mortgage, Inc., a Maryland corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the San Diego Marriott Hotel, La Jolla, California on August 10, 2005, at 8:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated July 5, 2005 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting, or any adjournments or postponements thereof.

        THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☐	Please mark votes as in this example

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

    The Board of Directors recommends a vote FOR the following proposals:

        1.     To elect the following three (3) persons as Class II directors to hold office for a three-year term and until their respective successors are elected and qualified:

☐	FOR all nominees listed below (except as marked to the contrary below.)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

Robert A. Gunst
Keith A. Johnson
Richard T. Pratt

        2.     To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature: Signature:	Date: Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 2005
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTING FIRM FEES
COMPARISON OF STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS
AMNET MORTGAGE, INC. Amended And Restated Charter of the Audit Committee of the Board of Directors Effective March 1, 2005